                                                                   EXHIBIT 10.56

                          LICENSE AND OPTION AGREEMENT

      THIS AGREEMENT, effective as of October 1, 1999, is made between LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation ("LTC"), and PACIFIC LITHIUM LIMITED, a New Zealand company ("PLL").

                                    RECITALS

      WHEREAS, LTC and PLL have executed a Memorandum of Agreement, dated September 29, 1999, which contemplates PLL providing short-term funding to LTC and PLL purchasing all of the assets of the LTC in exchange for cash and securities of PLL and the merger of the business of LTC and PLL (the "Merger") on terms to be set forth in a definitive Merger Agreement (the "Merger Agreement");

      WHEREAS, LTC and PLL are parties to a Bridge Loan Financing Agreement of even date herewith (the "Bridge Loan Agreement") pursuant to which PLL has agreed to lend to LTC short term funding and additional funding to pay LTC's Continuing Costs (as defined in the Bridge Loan Agreement) until the closing of the Merger; and

      WHEREAS, after a vote of the LTC stockholders approving the Merger, LTC and PLL will enter into a Security Agreement and Assignment of Lease and related financing agreements (the "Interim Financing Agreements") pursuant to which LTC will grant PLL a first priority security interest in all of the assets of LTC effective from the date that LTC's shareholders approve the Merger and all related transactions until the closing of the Merger which Interim Financing Agreements will grant foreclosure rights in the event of any bankruptcy of LTC or similar event;

      WHEREAS, the execution and delivery of this License and Option Agreement is a condition to the obligations arising under the Bridge Loan Agreement and will be a condition to the obligations arising under the Interim Financing Agreements;

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    DEFINITIONS

      Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Bridge Loan Agreement. Unless the context clearly indicates otherwise, the following terms, when used in this Agreement, shall have the meanings set forth in this Section.

      1.1. "Affiliate", used in relation to any party to this Agreement, means
(a) any company or other entity of which either party to this Agreement now or hereafter owns fifty percent (50%) or more of the stock entitled to vote for the election of directors of such company or otherwise has voting control over such entity; (b) any company or other entity of which either party to this Agreement now or hereafter directly or indirectly owns fifty percent (50%) or more of the ownership interest (a "majority economic interest") in such company; or (c) any company or other entity in which voting control or a majority economic interest is directly or indirectly held by a parent company or other entity which also holds voting control of, or a majority economic interest in either party to this Agreement.

      1.2. "Banker's Rate" means the average of the buying and selling rates for the exchange of Dollars (as hereinafter defined) and another currency, as published by Chase Manhattan Bank N.A. ("Chase") at its One Chase Manhattan Plaza Offices in New York, New York, U.S.A. or, if Chase shall not be publishing such buying and selling rates, at such buying and selling rates of such other New York bank as PLL shall reasonably select.

      1.3. "Calendar Quarter" means the calendar quarters of the year ending on March 31, June 30, September 30 and December 31.

      1.4.  "Dollars" means U.S. dollars.

      1.5. "Improvement" means any new or improved process method or Technology (as hereinafter defined) or design change including any new or improved manufacturing technique or any further invention relating to the manufacture of the Licensed Product or the addition of a new product to the range of Licensed Products.

      1.6. "Licensed Patent" means those patents listed on Exhibits A and B to this Agreement.

      1.7. "Licensed Products" means lithium ion polymer battery products (i) the manufacture, use, sale or other disposition of which would, but for the License granted hereunder, infringe a Valid Claim of Patent rights of LTC; and
(ii) which employ Technology licensed hereunder. Licensed Products does not include lithium metal polymer battery products.

      1.8. "Net Sales Price" means the actual amounts paid to PLL for a unit of Licensed Product manufactured by or for PLL after allowing deductions for the following items: sales, use or other similar tax, the legal incidence of which is on PLL or its Affiliates, freight allowances, custom duties, insurance, returns, trade, quantity and cash discounts and commissions actually paid on such sales to any sales representative ("Excludable Items"). In the event a unit of Licensed Product is sold for consideration other than solely cash, the value of such other consideration attributable to the sale of the Licensed Product shall be included in the Net Sales Price.

      1.9 "PLL Default" means the default of PLL under the Merger Agreement and defined therein as PLL Default.

      1.10. "Technology" means all information and trade secrets, developments, discoveries, know-how, methods, techniques, and other information whether or not patented or patentable which LTC owns or possesses on the date hereof, or hereafter is developed or obtained in connection with this License including by way of illustration and not limitation, designs, drawings, engineering data and other similar information, solely as the foregoing relates to lithium-ion polymer batteries and excluding any of the foregoing as it relates to lithium metal polymer batteries.

      1.11. "Valid Claim" means a claim of an unexpired United States or foreign Patent which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision, or a claim of a Patent application which has not been on file for more than seven (7) years.

2.    GRANT OF LICENSE

      2.1 Non-Exclusive License. Subject to the terms and conditions stated herein, LTC hereby grants, and PLL hereby accepts, a worldwide, non-exclusive, non-transferable right, and license under the Licensed Patents and the Technology to make, have made for PLL, use, sell or otherwise dispose of the Licensed Products and to use the Technology solely in connection with the license granted herein (the "License"), provided that no license is granted for the use of the Licensed Patents or Technology for the manufacture of lithium metal polymer battery products. The License shall continue until the termination of this License in accordance with Section 8 hereof. Notwithstanding the foregoing, this License will terminate upon a PLL Default under the Merger Agreement (as such term is defined in the Merger Agreement).

      2.2 Sublicense. PLL shall have the right to grant sublicenses herewith. The terms and conditions of said sublicenses shall not be inconsistent herewith. The royalty terms and provisions of Section 3 of this Agreement shall apply to any such sublicenses.

      2.3. Improvements. Any and all Improvements made, discovered, developed or acquired by PLL or LTC during the course of this Agreement shall belong to PLL, and PLL shall have exclusive right, title and interest thereto.

3.    ROYALTY FEES

      3.1. Royalties as a Percentage of Net Sales Price. PLL shall pay to LTC a royalty equal to the higher of one percent (1%) of the Net Sales Price of each Licensed Product manufactured, sold or otherwise disposed of during the term of the Agreement and the rate that applies to any licensee subsequent to the date of this Agreement and during the term of this Agreement (which rate shall apply retroactively to the commencement date of this Agreement).

      3.2. Obligation to Pay Royalties. The obligation to pay royalties is imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensed Patents utilized in the manufacture, use, sale, or other disposition of said Licensed Product.

      3.3. Advance Royalty Fees. The funds advanced by PLL to LTC under the Bridge Loan Agreement or the Interim Financing Agreements shall be deemed as an advance payment of royalty fees due under Section 3.1 of this Agreement and the technology access fee to be mutually agreed upon by PLL and LTC. (For example, if $1,100,000 in funds is advanced by PLL to LTC, the $1,100,000 shall be deemed advance royalty fees paid under Section 3.1 of this Agreement).

4.    ROYALTY PAYMENT; RECORDKEEPING.

      4.1. Royalty Payment; Recordkeeping. PLL shall report to LTC and with each such report pay, within sixty (60) days after the end of each Calendar Quarter during the term of this Agreement and thereafter until all dispositions made pursuant to this Agreement have been accounted for, any and all royalties under
Section 3 hereof becoming payable during such Calendar Quarter, each such report to contain details sufficient to determine the royalties due and payable. For purposes of computing royalties, the Licensed Products will be considered sold when billed, shipped or paid for, whichever comes first.

      4.2. PLL Records. PLL shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Such records shall be available during reasonable business hours for inspection by LTC or any agent thereof, including, but not limited to, an independent certified public accountant selected and retained by LTC at its expense, for the purpose of verifying royalty reports and payments due hereunder.

      4.3. Royalty Payments - Currency; Where Made. All royalty payments required to be made by PLL under this Agreement shall be in Dollars and shall be paid to such account in such bank as LTC shall from time to time designate in writing to PLL. Where it is necessary to convert royalties due hereunder, conversion shall be made at the Banker's Rate applicable at the close of business on the last business day in the quarter for which royalty remittances are being made.

5.    PATENT PROTECTION.

      5.1. Patent Identification. PLL shall appropriately identify in compliance with local laws any Licensed Product manufactured and sold by it with the Patent numbers applicable thereto, and indicate that such Licensed Product has been manufactured under a license granted by LTC. All catalogues, drawings, advertisements, pictures and similar material used by PLL in connection with the sale of the Licensed Product shall contain a similar indication. The manner and content of such indication or mark shall be subject to prior written approval of LTC.

      5.2. Inspection/Manufacture of Licensed Products. PLL shall permit LTC and its duly authorized agent to enter upon PLL's premises during normal working hours and with reasonable notice for the purpose of inspecting the manufacturing processes and components used in the manufacture of the Licensed Products and the quality thereof.

      5.3. Compliance with Laws. PLL shall comply with all applicable laws of the United Sates and all other appropriate jurisdiction and the regulations promulgated thereunder, in the manufacture, sales, use, disposition and installation of Licensed Products.

      5.4. Maintenance of Patents. LTC shall maintain the Licensed Patents set forth in Exhibit A. LTC will keep PLL fully advised of the status of all Licensed Patents set forth in Exhibit A.

      5.5. New Patent Applications. On the request of PLL, LTC will apply for a Licensed Patent in any country or jurisdiction in which a Licensed Patent has not been issued or applied for with respect to each of the Licensed Products or for the extension or continuation of any of the Patents. All expenses, including attorneys' fees, in connection with such an application shall be paid by LTC. At PLL's option and to the extent possible, PLL shall take over and prosecute in LTC's name any such application. PLL and LTC shall keep each other informed with respect to the progress of any applications made under this Section 5.5. All additional Licensed Patents, and all reissue Licensed Patents, Licensed Patents of addition, divisions, continuations, continuations-in-part and extensions of such Licensed Patents shall be the property of LTC and shall be included within the defined term "Licensed Patents". In the event that PLL shall request LTC to discontinue prosecuting any such application brought at PLL's request pursuant to this Section 5.5, LTC shall either discontinue it or pay all expenses in connection with prosecution arising after the date of such request. Nothing in this Section 5.5 shall limit LTC's rights to apply for any additional Licensed Patents, or for reissue Licensed Patents, Licensed Patents of addition, or divisions, continuations, continuations-in-part or extensions of any of the Licensed Patents. The provisions of this Agreement shall apply to any Licensed Patents obtained pursuant to this Section 5.5 and to any reissue Licensed Patents and Licensed Patents of addition, and to any divisions, continuations, continuations in-part and extensions thereof.

6.    INFRINGEMENT AND INDEMNIFICATION.

      6.1. Patent Infringement by Others. In the event that any infringement of any of the Licensed Patents comes to the attention of either party hereto, such party shall promptly notify the other party thereof. If LTC determines not to undertake an infringement suit at the expense of LTC that PLL deems to be reasonably required and in the interests of PLL, PLL shall have the right to undertake such suit at its own expense in the name of LTC or PLL or both. In such event, LTC shall cooperate fully with PLL, at PLL's expense. Any recovery obtained by PLL as the result of a proceeding undertaken by PLL, by settlement or otherwise, shall be the property of PLL.

      6.2. Patent Infringement by PLL. In the event that PLL is sued by a third party for Patent infringement because of its exercise of the License granted herein, PLL shall defend the suit at its own expense. LTC shall, however, cooperate to the fullest, at PLL's expense, in the conduct of the defense. Any settlement reached between the parties shall be subject to approval and acceptance by the LTC. LTC shall not unreasonably withhold its consent to any such settlement.

      6.3. Patent Infringement Indemnity. LTC will indemnify PLL, and keep it indemnified, from and against all actions, proceedings, claims, damages, costs, expenses, and demands by third parties in respect to the infringement or alleged infringement of any Patents or designs belonging to such third parties which may be involved in the manufacture, use, sale or other disposition of the Licensed Products in accordance with the terms of this License Agreement; provided, however, that PLL shall in every instance refrain from making any admission of liability, shall give to LTC prior notice of any claim made, shall assist in the defense of such claim, and shall refrain from settling such claim without LTC's written consent.

7.    OPTION TO PURCHASE LTC THIN FILM TECHNOLOGY

      7.1. Receivership Bankruptcy, Liquidation of LTC. Provided there is no PLL Default under the Merger Agreement, PLL shall have the option to purchase the Licensed Patents and Technology (the "Technology Assets") from LTC at fair market value in the event that LTC goes into receivership, liquidation or bankruptcy. In the event that the Interim Financing Agreements have been executed and delivered by LTC and PLL and are in effect at the time of the receivership, liquidation or bankruptcy of LTC and there is no PLL Default under the Merger Agreement, in lieu of purchasing the Technology Assets pursuant to the foregoing sentence, PLL shall have the right to foreclosure on all of the assets of the LTC, including the Technology Assets, pursuant to the terms of the Interim Financing Agreements.

      7.2. Right of First Option to Purchase Technology Assets. Provided there is no PLL Default under the Merger Agreement, LTC may not hereafter voluntarily sell or transfer the Technology Assets until LTC has first offered for sale such Technology Assets to PLL. Every such offer shall be made in writing and shall be mailed to PLL at its principal place of business in accordance with Section 9.3 of this Agreement. PLL shall have a period of thirty (30) days from the time of such offer to accept such offer. The acceptance shall be in writing and shall be sent by PLL in accordance with Section 9.3 of this Agreement. If the Technology Assets so offered for purchase is not accepted in writing by PLL within the period or periods of time prescribed above, the provisions of this Agreement shall thereafter no longer apply to the Technology Assets offered for sale.

      7.3. Purchase Price. The purchase price of the Technology Assets for any sale under Section 7.1 or 7.2 shall be the fair market value of the Technology Assets as of the date of offer. Said fair market value shall be determined by the agreement of LTC and PLL. In the event that LTC and PLL have not agreed on the fair market value of the Technology Assets then, and in that event, an independent battery industry expert acceptable to LTC and PLL shall establish the fair market value of the Technology Assets. In the event the parties are unable to agree upon said battery industry expert, LTC shall select one independent battery industry expert, and PLL shall select a second independent battery industry expert, said two experts to jointly select a third independent battery industry expert to establish the fair market value of the Technology Assets for the purposes of this Section 7. The decision of said independent battery industry expert shall be final and binding on LTC and PLL and the fees for the valuation by the expert shall be paid one-half by LTC and one-half by PLL. The purchase price for the Technology Assets shall be paid in cash within twenty (20) days after the notice of the exercise of the option to purchase the Technology Assets under Section 7.1 or 7.2 is sent by PLL to LTC.

8.    TERM AND TERMINATION

      8.1 Term and Termination Dates. (a) This Agreement shall commence on October 1, 1999 and shall terminate simultaneously with and upon the earliest to occur of (i) the closing of the Merger, (ii) any PLL Default under the Merger Agreement, (iii) any breach by PLL of any material provision of this Agreement and the failure by PLL to cure such breach within ten day of notice of such breach or (iv) December 31, 2020.

      (b) Subject to the provisions of Section 7 and in addition to the provisions of 8.1(a), PLL may terminate this Agreement immediately by notice to LTC, if voluntary or involuntary proceedings are instituted against LTC under any bankruptcy or insolvency laws by a party other than PLL, a PLL Affiliate or a party acting in conjunction with PLL (provided that there is not default by LTC under this Agreement or the Merger Agreement), or LTC makes an assignment for the benefit of its creditors or receiver or custodian is appointed for LTC or LTC's business is placed under attachment, garnishment or other process involving a significant portion of the business of LTC. In the event of such termination PLL shall have the rights to foreclosure on all of the assets of LTC including the Technology Assets as set forth in the Interim Financing Agreements.

      (c) In addition to the provisions of 8.1(a), LTC may terminate this Agreement immediately by notice to PLL, if voluntary or involuntary proceedings are instituted against PLL under any bankruptcy or insolvency laws by a party other than LTC, a LTC Affiliate or a party acting in conjunction with LTC, or PLL makes an assignment for the benefit of its creditors or receiver or custodian is appointed for PLL or PLL's business is placed under attachment, garnishment or other process involving a significant portion of the business of PLL.

      8.2. Obligation to Pay Royalties; Confidentiality; Improvements. The termination of this Agreement shall not relieve PLL of its obligation to pay any royalties which have accrued on dispositions of Licensed Products prior to the effective date of such termination. The termination of this Agreement shall not relieve PLL of its obligations of confidentiality pursuant to Section 9.1 of this Agreement.

9.    MISCELLANEOUS

      9.1. Confidentiality.

      (a) PLL hereby acknowledges that the Technology is a valuable trade secret of the LTC. PLL shall maintain the Technology in confidence and shall cause its employees and agents to maintain the Technology in confidence during the term of this Agreement and thereafter following termination of this Agreement for a period of two (2) years. The foregoing confidentiality obligation shall not apply to Technology which:

            (i) is or becomes public knowledge (through no failure of PLL to perform its obligations hereunder);

            (ii) is in the future rightfully received from third parties by PLL free of any obligation to keep it confidential;

            (iii) is in the future acquired by PLL upon the closing of the
                  Merger;

            (iv) is now or in the future approved in writing by LTC for release, publication, dissemination or use;

            (v)   was rightfully known to PLL prior to its receipt from LTC; or

            (vi) is required by applicable law to be disclosed to a governmental authority;

                  provided, that to the extent permitted by applicable law, PLL shall use its reasonable efforts to obtain the agreement of such governmental authority to maintain the confidentiality of any such proprietary information.

            The parties hereto acknowledge that the Licensed Products contain a high degree of proprietary Technology, and PLL shall treat and handle all technical information, design data, specifications and like material pertaining to the Licensed Products or any Improvement in confidence and will use such material only to make, have made, use, sell or otherwise dispose of the Licensed Products. PLL shall return all Technology which is embodied in physical form to LTC promptly upon the termination of this Agreement.

            The parties shall take all reasonable steps to eliminate the risk of disclosure of the Technology, including, without limitation, ensuring that only employees with a need to know the Technology have access to the Technology and that such employees shall sign confidentiality agreements to treat the Technology as confidential information. PLL shall provide proper and secure storage for papers, drawings and other confidential matters.

            PLL shall require any permitted sublicensee to sign an Agreement containing the same confidential provisions as are contained herein.

      (b) LTC shall maintain any technology of PLL in confidence and shall cause its employees and agents to maintain the PLL technology in confidence during the term of this Agreement and thereafter following termination of this Agreement for a period of two (2) years on the terms set forth in Section 9.1(a).

      9.2 Injunctive Relief. LTC and PLL hereby acknowledge that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in Sections 5 and 9.1 and, accordingly, LTC or PLL shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining LTC or PLL from any threatened, or from the continuation of any actual, breach of covenants, promises or agreements. The rights set forth in this Section shall be in addition to any other rights which the parties may have at law or in equity.

            The parties hereby irrevocably agree that any equitable proceeding with respect to enforcement of the rights provided in this Section 9.2 may be brought in any court of competent jurisdiction as set forth in the Bridge Loan Agreement.

      9.3 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the LTC or PLL under this Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at the telecopier number or its address as provided in accordance with the Bridge Financing Loan Agreement (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt;
(c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

      9.4 Nonwaiver. No failure or delay on either LTC or PLL's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further excise thereof or of any other right.

      9.5 Amendments and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the LTC and PLL. Such waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

      9.6 Assignments. This Agreement shall be binding upon and inure to the benefit of PLL and the LTC and their respective successors and assigns.

      9.7 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

      9.8 Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

      9.9 Entire Agreement. This Agreement constitutes and contains the entire agreement of the LTC and PLL and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

      9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

      9.11 JURY TRIAL. EACH OF LTC AND PLL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE.

      9.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitutes but one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    LITHIUM TECHNOLOGY CORPORATION

                                    By:  /s/ David J. Cade
                                         --------------------------------------
                                         David J. Cade
                                         Chairman and Chief Executive Officer

                                    PACIFIC LITHIUM LIMITED

                                    By:  /s/ Robin Johannink
                                         --------------------------------------
                                         Robin Johannink, Managing Director

                                    EXHIBIT A

                          SCHEDULE OF LICENSED PATENTS


         Patent Number   Description                                 Year of
         -------------   -----------                                 -------
                                                                     Expiration
                                                                     ----------
1.        4,794,059      Lightweight Solid Rechargeable Batteries    2005
                         (including foreign counterparts relating
                         to the Territory)

2.        4,808,496      Electrode Construction for Solid State      2006
                         Electrochemical Cell

3.        4,861,690      Lightweight Battery Construction            2006

4.        4,960,655      Lightweight Batteries                       2007

5.        5,006,431      Solid State Polymer Electrolyte for         2008
                         Batteries

6.        5,057,385      Battery Packing Construction                2008


7.        5,102,752      Solid State Composite Electrolyte for       2009
                         Batteries

8.        5,378,558      Solid State Composite Electrolyte for       2012
                         Electrochemical Devices

9.        5,422,200      Battery Packaging Construction for Alkali   2012
                         Metal Multicell Batteries

10.       5,443,602      Apparatus and Method for Automatic Mass     2012
                         Production and Packaging of
                         Electrochemical Cells

11.       5,521,023      Composite Electrolytes for Electrochemical  2013
                         Devices

12.       5,529,707      Lightweight Composite Polymeric             2013
                         Electrolytes for Electrochemical Devices

13.       5,597,658      Rolled Single Cell and Bi-Cell              2014
                         Electrochemical Devices and Method of
                         Manufacturing Same

14.       5,650,243      Battery Packaging Construction using        2014
                         Flexible Plastic Barrier Structures

15.       5,655,313      Apparatus for Fluidized, Vacuum Drying and  2017
                         Gas Treatment for Powered Granular, or
                         Flaked Material

16.       5,705,084      Polymer Alloy Electrolytes For              2018
                             Electrochemical Devices

17.       5,747,195      Current Collectors For High Energy Density  2018
                         Cells

18.       5,750,289      Lightweight Current Collectors and          2018
                         Carriers For Electrochemical Devices

19.       5,925,483      Multi-Layer Polymer Electrolytes For        2019
                         Electrochemical Devices

20(1).    4,997,732      Battery in a Vacuum Sealed Enveloping       2008
                         Material and Process for Making the Same


      (1) U.S. Patent No. 4,997,732 is held by Valence Technologies, Inc. LTC's has rights relating to this Patent under the cross-licensing agreement dated July 22, 1997 between LTC and Valence Technologies, Inc.

                                    EXHIBIT B

                           SCHEDULE OF PATENTS PENDING

Application Number                     TITLE                         Filing Date
------------------                     -----                         -----------
1.    07/891,300    Solid State Polymeric Electrolyte for             5/29/92
                    Batteries and the Like

2.    08/233,401    Method for Electroconductive Fastening of         4/26/94
                    Carbon Fiber Current Collectors and Terminals
                    for Electrochemical Devices

3.    08/496,301    Apparatus and Method for Automatic Mass           6/28/95
       (CIP)        Production and Packaging of Electrochemical
                    Cells

4.    08/684,085    Polymer Electrolytes Containing Mixtures of       7/19/96
                    Polyethylene Oxide and Polyacrylonitrile

5.    09/006,057    Composite Electrodes Containing Metalized         1/12/98
                    Glass or Ceramic Collectors

6.    09/096,835    Composite Polymer Electrolytes for Alkali         6/12/98
                    Metal Electrochemical Devices which Contain A
                    Glass Fiber Net

7.    09/131,217    Composite Electrodes Containing Chopped           8/7/98
                    Conductive Fibers

8.    09/169,808    Composite Powders with Increased Conductivity     10/9/98

9.    09/184,257    Gel Electrolytes for Electrochemical Devices      11/2/98
                    (Temple)

10.   09/422,724    Composite Electrolytes Containing                10/22/99
                    Electrically Non-Conductive Fibers

11.   09/442,097    Plastic Battery Packaging Construction           11/17/99